EXHIBIT 99.1

Epiq Systems Successfully Concludes Share Repurchase Program

KANSAS CITY, Kan., Sept. 2, 2010 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ), a leading provider of technology solutions for the legal profession, today announced that it had achieved the objectives of its share repurchase program. Approximately 2.3 million shares were repurchased for a total of $29.9 million at an average price of $12.83 with the conclusion of the program on August 27, 2010. Combined with the convertible debt that was redeemed in June 2010, Epiq's diluted weighted average share calculation will be reduced by approximately 4.3 million shares.

Tom W. Olofson, chairman and CEO of Epiq Systems, stated, "We are very pleased that we were able to accomplish our objectives with the stock repurchase program in a very short time frame, demonstrating the confidence we have in our company and our commitment to building long-term shareholder value."

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession. Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters. We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds. Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including those relating to the possible or assumed future results of our operations and financial condition. These forward-looking statements are based on our current expectations and may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective" and "potential." Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our client's deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) risks associated with handling of confidential data and compliance with information privacy laws, (5) changes in or the effects of pricing structures and arrangements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with our indebtedness, (8) risks associated with foreign currency fluctuations, (9) risks associated with developing and providing software and internet-based technology solutions to our clients, and (10) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements contained herein to reflect future events or developments.

CONTACT:  Epiq Systems, Inc.
          Investor Relations:
          Lew Schroeber
          913-621-9500
          ir@epiqsystems.com
          www.epiqsystems.com